EXHIBIT 12
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


                                      ALLIED WASTE INDUSTRIES, INC.
                                    RATIO OF EARNINGS TO FIXED CHARGES
                                     (in thousands except for ratios)



                                                                                                Nine Months
                                                                                               September 30,
                                                                                       ---------------------------
                                                                                           1997            1998
                                                                                       -----------     -----------
                                                                                               (unaudited)
Fixed Charges:
   Interest expensed.......................................................            $     75,785     $   60,396
   Interest capitalized....................................................                  24,868         47,004
                                                                                       ------------    -----------
       Total interest expense..............................................                 100,653        107,400
   Interest component of rent expense......................................                   3,319          1,838
   Amortization of debt issuance costs.....................................                   2,978          2,876
                                                                                       ------------    -----------
       Total Fixed Charges.................................................            $    106,950    $   112,114
                                                                                       ============    ===========

Earnings:
   Income from continuing operations
     before income taxes...................................................            $     76,513    $    79,665
   Plus fixed charges......................................................                 106,950        112,114
   Less interest capitalized...............................................                (24,868)       (47,004)
                                                                                       ------------    -----------
       Total Earnings......................................................            $    158,595    $   144,775
                                                                                       ============    ===========

Ratio of earnings to fixed charges.........................................                   1.48x          1.29x
                                                                                       ============    ===========
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